Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG PHARMACEUTICALS PROVIDES ADDITIONAL CLINICAL INFORMATION ON FERUMOXYTOL AS AN INTRAVENOUS IRON REPLACEMENT THERAPEUTIC IN CHRONIC KIDNEY DISEASE PATIENTS

CAMBRIDGE, MA (January 30, 2008) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced additional information from its clinical development program for ferumoxytol as an intravenous treatment of iron deficiency anemia in patients with chronic kidney disease (CKD).  The Company will host a conference call on January 31, 2007 at 9:00 am ET to discuss this additional information.

The Company filed a New Drug Application (NDA) with the U.S. Food and Drug Administration seeking marketing approval for ferumoxytol as an intravenous treatment of iron deficiency anemia in patients with CKD in December 2007.  The NDA is supported by data from three open-label, multi-center, randomized Phase III efficacy and safety clinical studies and a fourth Phase III safety study.   The three efficacy and safety studies demonstrated a statistically significant achievement of all primary and secondary endpoints.  In total, over 1,700 patients and healthy volunteers were treated with ferumoxytol in the Company’s eleven clinical studies.

Additional information for ferumoxytol regarding mortality rates and adverse events are presented below and are consistent with data previously reported by the Company.

Mortality Rates

Morbidity and mortality rates among non-dialysis dependent and dialysis-dependent CKD patients are high due to their underlying disease(1).  Overall, in the ferumoxytol clinical development program that included 2,074 subjects, 31 deaths were observed.  None of these deaths were considered to be related to study treatment.  The incidence of deaths following ferumoxytol treatment was lower than following oral iron treatment, and was 1.1% among ferumoxytol subjects compared to 2.8% among oral iron subjects.  For deaths that occurred within 30 days of the last study treatment, the incidence was also lower with ferumoxytol, and was 0.7% among ferumoxytol subjects compared to 1.4% among oral iron subjects.

Adverse Events

In the Company’s three open-label, multi-center, randomized Phase III efficacy and safety clinical studies, the overall incidences of adverse events (AEs) and serious adverse events (SAEs) occurring after study treatment were both lower following ferumoxytol treatment (2 x 510 mg) than following oral iron treatment.  The AE rate was 44.0% among ferumoxytol subjects compared to 53.9% among oral iron subjects, and the SAE rate was 9.8% among ferumoxytol subjects compared to 12.1% among oral iron subjects.

There were no reported AEs of hypophosphatemia.  The mean serum phosphorus level was 4.53 mg/dL at Baseline and 4.48 mg/dL on Day 35 in 1,562 CKD subjects treated with ferumoxytol, and the mean change was -0.06 mg/dL.  Patients treated with oral iron had comparable Baseline and Day 35 serum phosphorus levels of 4.66 mg/dL and 4.68 mg/dL, respectively, with a mean change of +0.04 mg/dL.  In the three Phase III ferumoxytol safety and efficacy studies, the incidence of serious “cardiac” events (as defined by the Medical Dictionary of Regulatory Activities; MedRA) was lower in the 605 subjects in the ferumoxytol treatment group compared with the 280 subjects in the oral iron treatment group.  The incidence of serious cardiac events was 2.0% in the ferumoxytol treatment group compared to 3.6% in the oral iron treatment group.

Conference Call

AMAG Pharmaceuticals, Inc. will host a conference call tomorrow, January 31, at 9:00 am ET to discuss today’s press release.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (706) 902-1303 for international access.  A telephone replay will be available from approximately 12:00 p.m. ET on January 31, 2008 through February 7, 2008.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for both replay numbers is 33510553.

About Chronic Kidney Disease

Kidney disease is the ninth leading cause of death in the United States(2).  CKD is associated with premature mortality, decreased quality of life, and increased health care expenditures.  CKD can progress to end-stage renal disease and require dialysis or kidney transplantation.  The U.S. Renal Data System estimated that in 2005 the dialysis population was over 340,000 patients(3).

AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the Company’s lead product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in patients with CKD.  The Company has released data on all four of the Phase III clinical trials of ferumoxytol as an intravenous iron replacement therapeutic in patients with CKD.  The Company filed the NDA in December 2007.

125 CambridgePark Drive, Cambridge, MA 02140

(617) 498-3300

Combidex®, the Company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with MRI to aid in the differentiation of cancerous from normal lymph nodes.  In March 2005, AMAG Pharmaceuticals, Inc. received an approvable letter from the U.S. Food and Drug Administration with respect to Combidex subject to certain conditions.

Sources:

                        1.               Morbidity and Mortality: USRDS 2007 Annual Data Report: Atlas of End-Stage Renal Disease in the United States. Bethesda, MD, National Institutes of Health, National Institute of Diabetes and Digestive and Kidney Diseases, 2007, pp 137-154.

                        2.               Arias E, Anderson RN, Kung HC, Murphy SL, Kockanek KD.  Deaths: Final data for 2001. National Vital Statistics Reports 2003;52(3):1-115.

                        3.               End-Stage Renal Disease Incidence and Prevalence: United States Renal Data Systems 2007 Annual Data Report.  2007, pp 81-98.

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